UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2014

NuPathe Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34836	20-2218246
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Great Valley Parkway Suite 300 Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 232-0800

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On January 10, 2014 (“Effective Date”), NuPathe Inc. (“NuPathe”) and Cal-Comp Electronics (USA) Co., Ltd. (“Cal-Comp USA”) entered into a non-exclusive commercial manufacturing agreement (“Manufacturing Agreement”) pursuant to which Cal-Comp USA will manufacture and supply certain electronic components necessary for ZECUITY’s iontophoretic operation (“E-Cards”).

There are no minimum purchase requirements under the Manufacturing Agreement. At least 90 days prior to the beginning of each calendar quarter, NuPathe will deliver rolling forecasts which will include a good faith estimate of NuPathe’s E-Card requirements, on a monthly basis, for such calendar quarter and the subsequent three calendar quarters (“Rolling Forecasts”).  Only the first three months of each Rolling Forecast will be binding.  NuPathe is required to place orders for E-Cards at least 90 days before delivery of product is required.  As a result, NuPathe will generally be committed for 6 months of E-Cards. Cal Comp USA will use commercially reasonable efforts to accept orders in excess of the binding portion of the Rolling Forecast but failure to do so will not be considered a breach of the Manufacturing Agreement.

The initial term of the Manufacturing Agreement is 3 years from the Effective Date.  The agreement will automatically renew for successive one year periods unless notice of termination is delivered by a party at least 180 days years prior to the end of the initial term or any renewal term.  Either party may terminate the agreement if the other party commits a material breach of its obligations which is not remedied within a specified period following receipt of written notice of such breach. Either party may also terminate the agreement with or without cause upon 180 days written notice to the other party.

The foregoing is a summary description of certain terms of the Manufacturing Agreement and, by its nature, is incomplete. The Manufacturing Agreement also contains provisions relating to insurance, indemnification, intellectual property and confidentiality, as well as other terms and conditions.  The Manufacturing Agreement will be filed as an exhibit to the Company’s SEC filings. All readers are encouraged to read the entire text of the Manufacturing Agreement when it is filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUPATHE INC.

By:	/s/ Keith A. Goldan
Keith A. Goldan
SVP and Chief Financial Officer

Dated: January 14, 2014